EXHIBIT 10.6

MANAGEMENT AGREEMENT

THE MANAGEMENT AGREEMENT (the “Agreement”), dated as of August 1, 2011, is by and between Orient Financial Services, a company organized in the British Virgin Islands and registered as a foreign corporation in California (“Manager”), and Borneo Resource Investments Ltd., a Nevada corporation (the “Company”).

WHEREAS, the Company, located at 19125 North Creek Parkway, Suite 120, Bothell, WA  98011, is involved in mining operations in Indonesia;

WHEREAS, the Manager, located at 1801 Avenue of the Stars, Suite 1100, Los Angeles, CA 90067, provides management services and investment advisory services; and

WHEREAS, the Company desires to retain the services of the Manager to assist the Company in planning, managing, and conducting its business operations and the Manager desires to provide such services upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	GENERAL

1.1	Appointment

During the period from the date of this Agreement unitl July 31, 2013 (the “Management Period”), the Manager shall devote appropriate time, attention, efforts, abilities and energy to the business of the Company for the benefit of the Company. The Manager agrees to perform its duties hereunder faithfully and loyally and to the best of its abilities, and shall use commercially reasonable efforts to promote the business of the Company.  The Manager agrees that he will not knowingly commit any act that might reasonably be expected to injure the business of the Company or affiliates of the Company.

1.2	Authority and Control.

The Manager acknowledges that ultimate control of the business and operations of the Company shall remain with Company, and that Company, by entering into this Agreement, is not relinquishing any of the powers, duties and responsibilities vested in it by law.

2.	TERM

This Agreement shall continue in force and effect for an initial period from the date hereof until the end of the Management Period, unless otherwise terminated earlier in writing by either party with 30 days advance notice, or until termination by mutual consent of both the Manager and the Company.

3.	SERVICES

3.1	General Services

The Manager shall render all services, direction advice, supervision and assistance necessary to assure the Company operates efficiently. These services include, but are not limited to, acting as general agent on behalf of the Company and those services specifically enumerated in this Section 3.

3.2	Investor Relations

The Manager shall deal directly with bankers, investors, and other third parties on behalf of the Company as necessary, to arrange any financing or refinancing for the Company. Further, the Manager shall supervise all investor relations for the Company.

3.3	Public Relations

Commencing with the execution of this Agreement and continuing through the Management Period, the Manager shall supervise the design of and implement a marketing program including preparation of marketing materials such as brochures and press releases. Further, the Manager shall supervise all public relations for the Company.

3.4	Other Services

The Manager may retain legal counsel and other professional services on behalf of the Company as reasonably necessary for the proper organization and management of the Company. Any expenses of such third parties related to such services shall be paid by the Company.

4.	COMPENSATION

4.1	Management Fee

The Company shall pay Manager for the services rendered under Sections 3 hereof, a monthly fee equal to $5,000.  The monthly fee shall be paid no later than on the 1st day of each month following the month earned.

4.2	Reimbursement of Expenses.

The Company shall reimburse the Manager on a monthly basis for all reasonable, direct, out-of-pocket expenses incurred in connection with the services provided pursuant to this Agreement. The Manager shall prepare an itemization of such expenses on a monthly basis to be submitted to the Company by the 15th day of the subsequent month. The Company shall reimburse the Manager for such properly documented expenses within ten days after receipt of such itemization.

4.3	License of the Company’s and the Company’s Name and Logo.

The Company hereby grants to the Manager the nonexclusive right, license, and privilege to use the Company’s and Company’s name and logo alone or with the corporate name of the Manager during the Management Period and subject to the terms and conditions of this Agreement. The Manager may include its name and the name of the Company and/or the Company on any letterhead, business cards, professional announcements and the like relating to the Company.

5.	MISCELLANEOUS

5.1	Entire Agreement

This agreement represents the entire agreement between the parties hereto and all prior understandings and agreements are hereby merged into this Agreement. This Agreement may not be modified except by an instrument in witting signed by the parties hereto.

5.2	Binding Effect and Severability

This Agreement shall inure to the benefit of and is binding upon the parties hereto and their respected heirs, representatives, successors and permitted assigns.

If any of the provisions of this Agreement shall be constructed to be illegal or invalid, such construction shall not affect the legality or validity of any of the other provisions hereof and the illegal or invalid provisions hereof shall be deemed stricken and deleted herefrom to the same extent as if never herein but all other provisions hereof shall remain in full force and effect to the maximum extent permitted by law.

5.3	Assignability

This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

5.4	Governing Law

This Agreement shall be governed in all respects by the laws of the State of Washington, without regard to conflicts of laws principles thereof.

5.5	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument.

(Remainder of Page Intentionally Left Blank — Signature Page Follows)

In WITNESS WHEREOF, the parties have caused this instrument to be executed on the day and year first written above.

ORIENT FINANCIAL SERVICES

By:	/s/ George F. Matin
Name: George F. Matin
Title: Managing Director

BORNEO RESOURCE INVESTMENTS LTD.
By:	/s/ Ronald Scott Chaykin
Name: R. Scott Chaykin
Title: Chief Financial Officer

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